Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHAMBERLIN EDMONDS & ASSOCIATES, INC.

ARTICLE ONE

The name of the corporation is Chamberlin Edmonds & Associates, Inc.

ARTICLE TWO

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares, designated as common stock, par value $0.001 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

ARTICLE SEVEN

A. The corporation shall indemnify, in the manner and to the fullest extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise. The corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the fullest extent permitted by law, the indemnification provided herein may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to pay such amounts if it is ultimately determined that he is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

B. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

C. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE EIGHT

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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